Exhibit 99.2

Kevin P. Chavous Joins K 12 Inc. Board of Directors

Education Reformer to Support Company in its Mission to Transform Learning for Students

HERNDON, Va.—(BUSINESS WIRE)—Jan. 10, 2017— K12 Inc. (NYSE: LRN), a technology-based education company and leading provider of proprietary curriculum and online school programs for students in pre-K through high school, is pleased to announce that national education reform advocate Kevin P. Chavous has been elected to the Company’s Board of Directors. The addition continues to strengthen K12’s Board experience in education policy, charter schools and advocacy for children.

“Kevin has worked tirelessly to advance charter school and parental choice programs in Washington, DC and around the nation,” said Nate Davis, Executive Chairman of the K12 Inc. Board of Directors. “His expertise as an accomplished author, sought after speaker and leading advocate on behalf of students and families will add a valuable perspective to our Board.”

As a former member of the Council of the District of Columbia and Chair of the Council’s Education Committee, the Washington, DC charter school movement became the most prolific charter school jurisdiction in the country. Chavous previously served on the Board of the Friendship Charter Schools in Washington, DC and is a founding Board Member and Executive Counsel to the American Federation for Children.

“The future of education will be driven by technology and personalization,” said Chavous. “The culture of learning in America must fundamentally be student-centric. I am honored to join forces with a corporation passionate in its mission to transform learning for students.”

Chavous is a graduate of Wabash College where he was an NCAA District All-American in basketball. He also graduated from the Howard University School of Law, where he was President of his graduating class.

About K12 Inc.

K12 Inc. (NYSE: LRN ) is driving innovation and advancing the quality of education by delivering state-of-the-art, digital learning platforms and technology to students and school districts across the globe. K12’s award-winning curriculum serves over 2,000 schools and school districts and has delivered more than four million courses over the past decade. K12 is a company consisting of thousands of online school educators providing instruction, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and directly to families. The K12 program is offered through K12 partner public schools in 33 states and the District of Columbia, and through private schools serving students in all 50 states and more than 100 countries. More information can be found at K12.com.

Contacts

K12 Inc.
Donna Savarese, 703-436-3273
dsavarese@k12.com